Exhibit 99.2

Participants CORPORATE PARTICIPANTS Pablo E. Paez Executive Vice President-Corporate Relations, The GEO Group, Inc.	J. David Donahue Senior Vice President & President, U.S. Corrections & Detention, & International Operations, The GEO Group, Inc.

George C. Zoley Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Ann M. Schlarb Senior Vice President & President, GEO Care, The GEO Group, Inc.

Brian R. Evans Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

OTHER PARTICIPANTS Mark W. Strouse Analyst, JPMorgan Securities LLC Management Discussion Section	Tobey Sommer Analyst, SunTrust Robinson Humphrey, Inc.

Operator

Greetings, and welcome to The GEO Group First Quarter 2018 Earnings Call. At this time, all participants will be in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Pablo Paez, Executive Vice President, Corporate Relations. Mr. Paez, you may now begin.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s first quarter 2018 earnings results. With us today are George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Corrections & Detention.

This morning we will discuss our first quarter results and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements, regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ from those in the forward-looking statements, as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. We are very pleased with our first quarter results by our diversified business units, which achieved several important operational milestones during the first quarter.

In the United States, our GEO Corrections & Detention business unit completed the transfer of 250 inmates from the State of Idaho to our Karnes Correctional Center in Texas under an emergency contract. At the federal level, the utilization rates at our ICE facilities steadily increased during the first quarter.

Internationally, our GEO Australia subsidiary completed the successful activation and ramp up of the Ravenhall Correctional Center. And in the United Kingdom, our GEOAmey joint venture entered into a 12-year contract for the provision of court escort, custody and secured transportation services in Scotland.

Our GEO Care business unit has continued to develop and implement our GEO Continuum of Care programs across not only the United States, but now with the activation of the Ravenhall project in Australia also internationally. We are pleased that our efforts to reduce recidivism through enhanced rehabilitation programming and post-release services, has begun to attract national recognition.

As we have updated you in our last quarterly call, we are honored to have received the Innovation in Corrections Award from the American Correctional Association during the first quarter. We are extremely proud of this important recognition which was based on the implementation of our GEO Continuum of Care at the Graceville Correctional Facility in Florida.

Since the launching of this pilot program in 2015, we have now implemented our GEO Continuum of Care programs at 15 correctional facilities in the U.S., and more recently at the Ravenhall Center in Australia. We are pleased to have issued our first annual report on the GEO Continuum of Care, highlighting our rehabilitation and post-release programmatic achievements for 2017. A copy of the GEO Continuum of Care annual report can be found on the homepage of our website.

Our GEO Continuum of Care provides enhanced in-custody offender rehabilitation programming, including cognitive behavioral treatment integrated with post-release support services. Every day, nearly 30,000 men and women in our facilities participate in rehabilitation programming, ranging from academic and vocational classes to life skills and treatment programs. Additionally, through our community reentry facilities, more than 15,000 individuals participated in rehabilitation programs.

Looking forward, we expect to continue to expand the delivery of our GEO Continuum of Care programs not only in our correctional facilities, but also in our community reentry segment. These efforts underscore our continued belief that, as a company we are at our best when helping those in our care reenter society as productive and employable citizens. We also believe that the GEO Continuum of Care gives us an important competitive advantage, as we continue to pursue quality growth opportunities across our diversified platform of real estate management and programmatic solutions.

Looking forward to the balance of 2018, we remain optimistic about our future growth prospects and we are currently pursuing several active procurements which total more than 12,000 beds. Several of these opportunities could result in the reactivation of a number of our idle or underutilized facilities, which total approximately 7,000 beds. Our board and our management team remain focused on the effective allocation of capital to enhance long-term value for our shareholders. We believe our dividend continues to be supported by stable and predictable operational cash flows. It remains well within our guided payout ratio of 75% to 80% of AFFO.

As we have expressed to you previously, we also recognize that we can enhance our shareholders’ value with the repurchase of our common shares at times when we believe our stock is undervalued. During the first quarter, we repurchased over 1.8 million shares of our common stock for approximately $40 million under our $200 million stock buyback program that has been authorized by our board.

At this time, I’d like to ask our CFO, Brian Evans, to review our results and guidance.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning everyone. Today we reported first quarter net income attributable to GEO of $0.29 per diluted share and AFFO of $0.57 per diluted share on quarterly revenues of approximately $565 million dollars.

Compared to the first quarter of 2017, our first quarter 2018 results reflect several items including a year-over-year increase of approximately $3.7 million in net interest expense attributable to higher interest rates as well as higher overall outstanding debt balances.

Revised pricing terms under the new 10-year contracts for our Big Spring, Texas facilities, which as we have previously disclosed began on December 1, 2017. Also the issuance of 10.4 million shares of common stock on a post-split basis in March 2017, offset by the repurchase of over 1.8 million shares during the first quarter of 2018.

The refinancing of the term loan under our credit facility in March 2017, the acquisition of Community Education Centers which closed in April 2017, the activation of the Ravenhall Australia project in November of 2017 and the activation of an emergency contract with the State of Idaho for 250 out-of-state beds during the first quarter of 2018.

Moving to our outlook for the balance of 2018, we have updated our guidance for the full year and have issued guidance for the second quarter. We expect full year net income attributable to The GEO to be in a range of $1.27 to $1.35, and adjusted net income to be in a range of $1.30 per diluted share to $1.38 per diluted share on revenue of approximately $2.3 billion dollars. We expect full year AFFO to be in a range of $2.45 per diluted share to $2.53 per diluted share.

Our full year guidance for 2018 does not presently assume the reactivation of any of our approximately 7,000 idle or underutilized beds, which represent upside to our forecast. Additionally, our guidance did not assume any additional share buy backs beyond the over 1.8 million shares that we repurchased during the first quarter under the $200 million dollars share repurchase program that has been authorized by our board.

For the second quarter 2018, we expect total revenues to be in a range of $571 million to $576 million dollars. We expect second quarter 2018 net income attributable to GEO to be in a range of $0.30 to $0.32 and adjusted net income to be in a range of $0.31 to $0.33 per diluted share. We expect the AFFO for the second quarter 2018 to be between $0.59 and $0.61 per diluted share.

Looking at our liquidity, we have approximately $500 million dollars in available capacity under revolving credit facility in addition to an accordion feature of $450 million dollars under our credit facility. In terms of our uses of cash, our growth CapEx is expected to be approximately $120 million dollars in 2018, of which approximately $39 million dollars was spent during the first quarter. We also have approximately $10 million dollars in scheduled annual principal payments of debt.

Earlier this month, our board declared a quarterly cash dividend of $0.47 per share or $1.88 per share annualized. Our dividend payment is well within our guided payout ratio of 75% to 80% of AFFO, and we believe it is supported by stable and predictable operational cash flows. As we disclosed earlier this year, our dividend payments for 2017 received more favorable tax treatment for our shareholders than in prior years, and we expect the more favorable treatment for our dividend payments to continue in 2018 and in future years.

At this time, I’ll turn the call over to Dave Donahue, for a review of GEO Corrections & Detention.

J. David Donahue

Senior Vice President & President, U.S. Corrections & Detention, & International Operations, The GEO Group, Inc.

Thanks, Brian, and good morning everyone. Our GEO Corrections & Detention business unit had an active first quarter of the year. Looking at our state segment, legislative sessions have largely concluded across the eight state correctional customers and our facilities have been able to provide high-quality services without being impacted by state budgetary constraints.

During the first quarter, we activated a new state partnership with the Idaho Department of Correction, with the transfer of 250 Idaho inmates to our Karnes Correctional Center under an emergency contract for up to 250 out-of-state beds. Several other states continue to face capacity constraints and many of our state customers are facing challenges related to older prison facilities, which need to be replaced with new and more cost-efficient facilities.

In the states where we currently operate, the average age of state prisons range from approximately 30 to 60 years. The State of Kansas recently awarded a contract for the development of a new 2,400-bed facility to replace the state’s oldest prison facility. The State of Wisconsin has also discussed the potential development of new facilities to replace one or more of the state’s oldest prisons. And more recently, the State of Vermont has also discussed a privately-developed and financed option for a new 1,000-bed correctional facility.

Moving to our federal segment, we are continuing to develop a new 1,000-bed ICE processing center in the Houston area under a new 10-year contract we were awarded by ICE last year. The new center is expected to cost approximately $120 million dollars and will be completed at the end of the third quarter of this year with the expected annualized revenues of $44 million dollars.

With respect to pending federal procurements, the Bureau of Prisons has two active solicitations for the housing of criminal alien populations. Under the CAR 18 solicitation, the BOP is rebidding the management contract for the government-owned 2,355-bed Taft, California facility. GEO operated the Taft facility for 10 years until 2007, and we submitted our proposal last June to manage the facility under a new 10-year contract. An award decision is expected from the BOP by the middle of this year.

Under the CAR 19 procurement, the BOP expects to award up to 9,500 beds at existing facilities. The proposals were submitted last July, with an award decision expected in late 2018. We continue to be encouraged by our recent DOJ directive regarding increasing population levels in private contract facilities in order to relieve overcrowding in BOP-operated facilities. We have 7,000 idle or underutilized beds and believe we are well-positioned to compete on future BOP opportunities.

Turning to ICE, during the first quarter we experienced a steady increase in the utilization rates across our ICE facilities. We are also awaiting an award decision on a pending procurement for the management of a government-owned, 700-bed Florence, Arizona processing center. ICE also has a pending solicitation for secure transportation services in the San Antonio, Texas area. Proposals were submitted last year and we are currently awaiting an award decision.

Moving to an update on the federal spending bill for fiscal year 2018 that was approved by the United States Congress, this past month the U.S. House of Representatives and the U.S. Senate approved an omnibus appropriations bill funding the federal government through September 30th. The omnibus bill included an increase of approximately $82 million dollars in funding for the U.S. Marshals Service and an increase of approximately $105 million dollars in funding for the BOP. The bill also included an increase in funding for enforcement detention and removal operations under ICE, including funding to support approximately 40,500 detention beds.

Looking forward to the federal government’s fiscal year 2019 which begins October 1st, earlier this year the President released his budget request. The President’s proposed budget for fiscal year 2019 includes a funding request for ICE, to support the hiring of 2,000 additional ICE law enforcement officers and 750 border patrol agents, as well as a total of 52,000 detention beds.

Moving to our international markets, we are pleased to have completed the activation and ramp up of the Ravenhall Correctional Centre in Australia under a new 25-year contract. The $700 million dollars project, inclusive of our $90 million dollars investment, is expected to generate approximately $75 million in annual revenues based on the 1,000-bed occupancy level. This important contract will provide for quarterly fixed payments for the operation of the facility, plus a service linked payment tied to the delivery of rehabilitation, reentry and recidivism reduction outcomes.

Growing inmate populations continue to drive the need for additional capacity in the states jurisdictions throughout Australia. Two of the facilities we currently operate in New South Wales, the Junee and Parklea centers, are undertaking expansion projects totaling 680 and 650 beds, respectively. We expect to enter into a five-year contract renewal for the continued management of the Junee Center in the near future. With respect to the Parklea Center, we were unfortunately unsuccessful during the current competitive rebid process and will be transitioning the management contract in March 2019.

Finally, our U.K. joint venture, GEOAmey, recently signed a 12-year contract with the Scottish Prison Service for the provision of court custody and prisoner escort services in Scotland effective January 2019. This important new contract is expected to generate approximately $39 million dollars in annual revenues for our joint venture.

At this time, I’ll turn the call over to Ann, for a review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President & President, GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning everyone. I’d like to give you an update on our four GEO Care divisions. Year-over-year, our GEO reentry division’s quarterly results reflect the integration of the facilities and programs acquired from Community Education Centers in April of last year. We are pleased with the integration of our new CEC facilities and remain optimistic about the potential for revenue synergies under our expanded reentry and treatment services platform. We’ve identified a number of new business opportunities representing significant incremental annual revenue potential.

In terms of our Youth Services business, we continue to experience stable utilization rates across our facilities during the first quarter. Our Youth segment has remained stable for several years after our team undertook a number of consolidation and marketing initiatives. Moving to our BI electronic monitoring division, the utilization of our ISAP contract with ICE remained stable during the first quarter of the year. At the state and local level, BI continues to pursue a number of new business opportunities.

Finally, we remain very excited about the implementation and expansion of our GEO Continuum of Care programs. Our GEO Continuum of Care integrates enhanced in-custody rehabilitation programs, including cognitive behavioral treatment with post-relief support services that address the basic community needs of released individuals.

We have launched GEO Continuum of Care programs at 14 state correctional facilities operated by GEO, and also in our Rivers Correctional Institution, which houses Washington, D.C. individuals on behalf of the Federal Bureau of Prisons. We are exploring additional opportunities to expand these programs including in our GEO reentry segment.

As George mentioned, we are incredibly proud to have recently received the Innovation and Corrections Award from the American Correctional Association for the implementation of our GEO Continuum of Care at the Graceville, Florida facility.

We believe that our focus on improved rehabilitation and recidivism reduction program is in line with criminal justice and prison reform efforts being undertaken in the U.S. and internationally. And we expect these efforts to generate new revenue synergies and quality growth opportunities across our diversified GEO Care divisions.

At this time, I will turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. We are pleased with our financial and operational performance during the first quarter and our improved outlook for the balance of the year. Our management team is focused on capturing new growth and we remain optimistic about the demand for our services.

We are pursuing several active procurements, which could result in the reactivation of a number of our idle facilities and could represent upside to our current forecasts. We continue to carefully evaluate our capital allocation with the aim of creating sustainable long-term value for our shareholders.

We are proud of the continued success of our company. As always, we’d like to thank our employees worldwide, many of whom are listening on this call. We believe that the dedication and professionalism of our employees are unmatched and continue to allow GEO to be recognized by our customers as best-in-class.

We are particularly excited about the early success of our GEO Continuum of Care programs and we look forward to furthering our commitment to bettering the lives of those entrusted to us. We believe strongly that we are at our best when helping those in our care reenter society as productive and employable citizens. We welcome everyone to review GEO’s website for our first annual report on the GEO Continuum of Care.

We are now happy to open the call to your questions. Thank you.

Question And Answer Section

Operator

Thank you. [Operator Instructions] Thank you. Our first question is from the line of Mark Strouse with JPMorgan. Please proceed with our question.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Hi. Good morning. Thanks for taking our questions. Congrats on the results and the increased outlook for 2018. I just had a couple of questions for Brian. Looks like the interest rate on your floating debt ticked up by about 40 basis points from last quarter. Can you just talk about the appetite for maybe switching some of that over to fixed rate?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

We’ve monitored and we’ll continue to watch it. We’re doing the cash flow analysis on it as to whether or not it makes sense. But we’re monitoring that potential for at least some portion of the debt; and if it looks like it makes sense from a cash flow perspective, we’ll probably do something like that.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Okay. Okay. Thanks. And then, along the similar lines, the EPS has been at $0.47 or so for about six quarters now. Just going forward, can you kind of rank for us your priorities for cash as far as your buybacks versus dividend increases versus debt repayments?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Sure. I don’t think we’re looking at the – we’re not connecting the dividend with the share repurchases. As we’ve said, we believe the stock is undervalued in the share repurchase, we’re using some of our credit capacity for that. Anyfree cash flow that we have, we’re investing back in the business, and then we’ll look to maintain that payout ratio to 75% to 80% range.

So, the adjusted fund from operations grows throughout this year; and as we bring on the Montgomery Processing Center in the fourth quarter this year, we’ll reevaluate the dividend as appropriate.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Right. Okay. That makes sense. Thanks again.

Operator

Thank you. [Operator Instructions] Thank you. Our next question comes from the line of Tobey Sommer with SunTrust. Please proceed with your question.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thanks. Could you layout, if you would, the timing of new business opportunities that you think are most likely to close in the marketplace this year to several of the other ones are – some of them are kind of percolating and sound like they are in the works, but may take longer?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

We’re hoping some of these federal procurements that have been going on now for, in some cases, over a year will finally be announced during probably the latter part of the second quarter or some part of the third quarter. That’s our expectation.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Are there state opportunities that you think will come to a close in 18?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, there is different states looking for out-of-state beds, in particular, as those could occur within the year because those are typically emergency procurements.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

And I guess, there will be Idaho and Puerto Rico?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

And Vermont.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. What does the increase in Southwest border crossings mean for your business; and in does the elevated occupancy of detainees within your facilities increase the likelihood of new contracts from ICE?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, there has been a steady increase in illegal border crossings and it, I guess, parallels the steady increase of the census in our ICE facilities and probably on tangential basis our Marshals facilities. And we expect that to continue to increase our occupancy and present opportunities for new facility contracts, maybe in the next budget cycle which begins October 1. The President will be asking for a significant increase in the detention bed capacity for ICE from presently the low-40s to the low-50s.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Great. That segues into my next question. I was wondering if you could tell us what the existing past budget means for your federal customers’ spending in kind of ability to finance growth in the use of your – in the industry services? And then secondly and lastly for me, maybe comment on any changes in the enforcement posture that you’ve seen at the federal level and what do you think that means for your federal businesses?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, taking the latter question, I think we’ve seen a stricter enforcement policy articulated by Attorney General Sessions throughout the country and it’s being reflected, we believe, in our census count in our Marshals facilities in particular. In both theMarshals Service and the BOP, got additional money in their budget. So approximately $100 million each, so we expect the Marshals counts to go up and the additional funding for the BOP is likely to result in more of the, I think, approximately 9,500 beds procurement and involving CAR 19 to be actually awarded.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you very much. [Operator Instructions]

Operator

Thank you. At this time, I will turn the floor back to George Zoley, for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thanks, everybody, for joining us today and look forward to addressing you as to our second quarter results in three months’ time. Thank you.

Operator

Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.